Exhibit 99.1
                   PHC, INC. ANNOUNCES RECORD REVENUES FOR ITS
                       FISCAL YEAR 2006 AND FOURTH QUARTER

FOR IMMEDIATE RELEASE

Company Contact:           Investor Relations Contact:
__________________         _____________________________
PHC, Inc.                  Hayden Communications, Inc.
Bruce A. Shear             Matt Hayden or Brett Maas
978-536-2777               843-272-4653

>> RECORD QUARTERLY REVENUE OF $10.4 MILLION: FIRST TIME QUARTERLY REVENUE EXCEEDED $10 MILLION
>> Q4FY06 NET INCOME OF $2.1 MILLION or $0.12 VS. $1.1 MILLION or $0.06 FOR Q4 FY05 AFTER RECOGNITION OF DEFERRED TAX BENEFIT
>>   Q4FY06  REVENUE  INCREASED  12.3% TO $10.4  MILLION VS. $9.3  MILLION  OVER
     Q4FY05
>>   Q4FY06 NON-PATIENT OPERATIONS REVENUE INCREASED 45.1% OVER Q4FY05
>>   FISCAL FULL-YEAR REVENUES UP 11.6% VS. FY 2005
>> FULL-YEAR NET INCOME OF $3.8 MILLION, OR $0.20 PER FULLY DILUTED SHARE AFTER RECOGNITION OF DEFERRED TAX BENEFIT

Peabody, Mass., September 19, 2006 -- PHC, Inc., d.b.a. Pioneer Behavioral Health (OTC Bulletin Board: PIHC), a leading provider of inpatient and outpatient behavioral health services and pharmaceutical research, today announced its fiscal 2006 fourth-quarter and full-year financial results, for the quarter and full-year periods ended June 30, 2006.

                            Key Financial Indicators
              (all numbers in thousands, except per-share amounts)
                             Q4 2006       Q4 2005      Increase      % Change
                                                       (decrease)

Consolidated revenues         $10,412       $9,273       $1,139          12.3%
Patient care revenues         $ 7,391       $7,191       $  200           2.8%
Pharmaceutical study
  revenues                    $ 1,886       $1,125       $  761          67.6%
Contract support service
  revenues                    $ 1,135       $  957       $  178          18.6%
Income from operations        $   921       $1,040       $ (119)        (11.4%)
Net Income                    $ 2,150       $1,091       $1,059          97.1%
Earnings per share - Basic    $0.12         $0.06        $0.06          100.0%
Earnings per share - Diluted  $0.11         $0.06        $0.05           83.3%


              (all numbers in thousands, except per-share amounts)
                              FY 2006      FY 2005      Increase      % Change
                                                       (decrease)

Consolidated revenues         $38,013       $34,063      $ 3,950        11.6%
Patient care revenues         $27,862       $26,087      $ 1,775         6.8%
Pharmaceutical study revenues $ 5,799       $ 4,509      $ 1,290        28.6%
Contract support service
  revenues                    $ 4,352       $ 3,467      $   885        25.5%
Income from operations        $ 3,184       $ 3,587      $  (403)      (11.2%)
Net Income                    $ 3,832       $ 3,156      $   676        21.4%
Earnings per share - Basic    $0.21         $0.18        $0.03          16.6%
Earnings per share - Diluted  $0.20         $0.17       $0.03           17.6%


                                    -- 4 --

Other Fiscal 2006 Operational Highlights:

     o Patient days increased more than 6,861 days for the 2006 fiscal year compared to year-ago period.

     o Broke ground on the Seven Hills Behavioral Institute, a 60-bed psychiatric and chemical dependency hospital near Las Vegas.

     o Pivotal subsidiary announced its largest contract ever-- a $1 million study related to a diabetes compound for a major pharmaceutical company.

     o Pivotal is currently engaged in 46 enrolling studies and providing care in an additional 93 studies.

     o Harmony Healthcare subsidiary signed largest contract in history--new revenue source began July 1, 2006.

Financial Results

Total net revenue from operations increased 12.3 percent to a record $10.4 million compared to $9.3 million for the fourth quarter last year. Net patient care revenue increased 2.8 percent to $7.4 million from the $7.2 million for the same period last year. The increase as compared to last year was primarily due to the addition of the 20 new beds at the Detroit Behavioral Institute, which contributed to a 16.2 percent increase in patient days for the year ended June 30, 2006. Revenue from pharmaceutical studies increased 67.6 percent to $1.9 million for the fourth quarter compared to $1.1 million for the fourth quarter last year. Contract support services revenue provided by Wellplace increased
18.6 percent to $1.1 million for the quarter compared to $957,000 for the same quarter last year, which resulted from the October 2005 commencement of a smoking cessation contract with a major government contractor.

Total operating expenses for the quarter increased 15.3 percent to $9.4 million from $8.2 million during the fourth quarter of last year. Included in this increase were expenses related to ramping up new programs and services associated with contracts signed during the previous two quarters.

The Company's provision for doubtful accounts decreased to $446,000 from $472,000 in the year ago period while the total allowance for doubtful accounts remained relatively stable at $3.1 million at March 31, 2006 and June 30, 2006. The percentage of bad debt expense to net patient care revenue for the quarter ended June 30, 2006 was 6.0 percent as compared to 6.6 percent for the year.

"For the first time, we surpassed the $10 million milestone in quarterly revenues, as we benefited from continued growth in all three of our segments," commented Bruce A. Shear, Pioneer's President and Chief Executive Officer. "From a collections perspective, we continue to progress incrementally and recognize a positive trend in lower bad debt expense as a percentage of patient revenue since the software problem occurred in the first quarter, confirming our belief that the correct payer mix is intact. We expect our new billing system to be installed and online by April 1, 2007 and believe it will have a positive impact on operating efficiencies and functionality throughout the organization."

Notable increases in operating expenses were a 43.5 percent increase in patient care expense in the Company's pharmaceutical business, a 29.2 percent increase in cost of contract support services and a 13.5 percent increase in administrative expenses as compared to the year-ago period. Pharmaceutical patient care expenses increased largely due to increased stipends paid to patients who participate in the studies and increased professional fees. Contract support expenses increased due to the new services provided under the previously announced contracts. Increases in administrative expenses related to personnel for the opening of additional beds at Detroit Behavioral Institute and non-capital expenses related to Seven Hills Behavioral Institute.

Income from operations for the quarter was $920,982, down 11.4 percent from the $1 million reported for the same period last year. Net income for the three months was $2.2 million, or $0.11 per fully diluted share (based on 19.2 million fully diluted shares) compared to net income of $1.0 million, or $0.06 per fully diluted share (based on 18.3 million shares) for the fourth quarter last year. The Company's income tax benefit was $1.3 million, or $.07 per share, for the quarter, versus $171,892 in the fourth quarter last year due to the recognition of the Company's net operating loss carry-forward at June 30, 2006. After factoring in the change in taxes and the start-up expenses in Michigan and Las Vegas, net income surpassed that of last year's fiscal fourth quarter.

                                    -- 5 --

For the full-year period ended June 30, 2006, the Company reported revenue of $38.0 million, an increase of 11.6 percent compared to the $34.1 million for the full year period ended June 30, 2005. Net patient care revenues were $27.9 million, up 6.8 percent compared to the $26.1 million for last year. Pharmaceutical study revenues increased 28.6 percent to $5.8 million from the $4.5 million reported for the same period last year. Contract support services revenue increased 25.5 percent to $4.4 million from $3.5 million last year. Total operating expenses were $34.8 million, an increase of 14.3 percent from the $30.5 million for fiscal 2005, including a 50.4 percent increase in the Company's bad debt expense to $1.9 million due to the previously disclosed software problem and a 16.0 percent increase in administrative expenses. Income from operations was $3.2 million, a decrease of 11.2 percent compared to the $3.6 million reported last year. Net income for the fiscal year period was $3.8 million or $0.21 per basic and $0.20 per fully diluted share (based on 19.1 million shares), compared with net income of $3.2 million or $0.18 per basic and $0.17 per fully diluted share (based on 18.4 million shares) for last year. This included an income tax benefit of $1.1 million or $0.06 per fully diluted share for the 2006 fiscal year.

"Fiscal 2006 was an important year for Pioneer, as we set the stage for the next growth phase of the company," Mr. Shear continued. "Each of our business units experienced milestone events. We broke ground on the Seven Hills Behavioral Institute, a 60-bed acute psychiatric hospital near Las Vegas. This is the most substantial project in the company's history and we continue to work closely with major referral sources to ensure rapid utilization upon opening the new facility. We see this as similar demographically to our Detroit expansion, with significant demand in the local population and a noticeable lack of adequate facilities currently available in the region. Our clinical research division secured the largest contract in its history, its first Phase I contract, and this agreement is expected to yield revenues of more than $1 million. Wellplace and Harmony have also contributed with previously announced contracts that will accelerate our growth rate. These initiatives should fuel growth in fiscal 2007 and 2008."

The Company reported $1.8 million in cash as of June 30, 2006, up from $957,437 as of March 31, 2006 and from $917,630 on June 30, 2005. Total net receivables from patient care for the fourth quarter of 2006, were $7.0 million, which was a
10.5 percent increase from $6.3 million at June 30, 2005. The Company's balance sheet reported a current ratio of 1.9:1 on June 30, 2006. Stockholders' equity increased 45.5 percent to $13.2 million on June 30, 2006 from $9.1 million on June 30, 2005.

Teleconference Information
__________________________

The Company will conduct a conference call to discuss the fiscal 2006 fourth quarter results on Tuesday, September 26, 2006, at 9 a.m. Eastern Time. Interested parties within the United States can access the call by dialing 1-866-578-5788 and international callers may dial 1-617-213-8057. Please use passcode 14252397. A replay of the call also will be available until September 26, 2006 at 1-888-286-8010 for callers within the United States, and 1-617-801-6888 for international callers. Please use passcode 54288230 for the replay. This call is being webcast by CCBN, and can be accessed at PHC, Inc.'s web site at www.phc-inc.com. The webcast is also being distributed over CCBN's Investor Distribution Network to both institutional and individual investors. Individual investors can listen to the call through CCBN's individual investor center at www.fulldisclosure.com, or by visiting any of the investor sites in CCBN's Individual Investor Network. Institutional investors can access the call via CCBN's password-protected event management site, StreetEvents, at www.streetevents.com.


About Pioneer Behavioral Health
_______________________________

Pioneer Behavioral Health operates companies that provide inpatient and outpatient behavioral health care services, clinical research, and Internet-and telephonic-based referral services. The Companies contract with national insurance companies, government payors, and major transportation and gaming companies, among others, to provide such services. For more information, please visit www.phc-inc.com or www.haydenir.com.


                                    -- 6 --

Statement under the Private Securities Litigation Reform Act of 1995:

This press release may include "forward-looking statements" that are subject to risks and uncertainties. Forward-looking statements include information about possible or assumed future results of the operations or the performance of the Company and its future plans and objectives. Various future events or factors may cause the actual results to vary materially from those expressed in any forward-looking statements made in this press release. For a discussion of these factors and risks, see the Company's annual report on Form 10-K for the most recently ended fiscal year.



                               - tables follow -

                                    -- 7 --

PHC, INC.  AND SUBSIDIARIES
Consolidated Balance Sheets

                                                               June 30,
                                                         2006           2005
                                                       __________     _________
ASSETS
 Current assets:
    Cash and cash equivalents                        $ 1,820,105    $   917,630
    Accounts receivable, net of allowance for
      doubtful accounts of $3,100,586 and $1,956,984
      at June 30, 2006 and 2005, respectively          6,955,475      6,265,381
    Pharmaceutical research receivables                1,470,019      1,414,340
    Prepaid expenses                                     465,208       146,988
    Other receivables and advances                       751,791        638,654
    Deferred tax assets                                2,922,000      1,375,800
                                                     ____________   ___________

         Total current assets                         14,384,598     10,758,793
                                                     ____________   ___________
Accounts receivable, non-current                          40,000         65,000
Other receivables                                         53,457         84,422
Property and equipment, net                            1,799,888      1,516,114
Deferred financing costs, net of amortization of
  $120,149 and $76,234  at June 30, 2006 and 2005,
  respectively                                           117,023        145,938
Customer relationships, net of amortization
  of $260,000 and $140,000 at June 30, 2006 and
  2005, respectively                                   2,140,000      2,260,000
Goodwill                                               2,664,643      2,648,209
Other assets                                             571,931        417,172
                                                     ____________   ___________

      Total assets                                   $21,771,540    $17,895,648
                                                     ============   ===========

LIABILITIES
Current liabilities:
    Accounts payable                                 $  1,518,615   $   907,569
    Current maturities of long-term debt                  909,057       769,599
    Revolving credit note                               1,603,368     2,385,629
    Deferred revenue                                      385,742        85,061
    Current portion of obligations under capital
     leases                                                57,881        29,777
    Accrued payroll, payroll taxes and benefits         1,619,672     1,411,653
                                                     ____________   ___________
    Accrued expenses and other liabilities              1,026,419     1,063,189
                                                     ____________   ___________

         Total current liabilities                      7,120,754     6,652,477

Long-term debt, less current maturities                 1,021,546     1,900,022
Obligations under capital leases                           61,912        12,210
Deferred tax liabilities                                  325,000       229,000
                                                     ____________   ___________

         Total liabilities                              8,529,212     8,793,709
                                                     ____________   ___________

Commitments and contingent liabilities

STOCKHOLDERS' EQUITY
Preferred stock, 1,000,000 shares authorized,
  none issued or outstanding                                  --             --
Class A common stock, $.01 par value; 30,000,000
  shares authorized, 17,874,966 and 17,490,818
  shares issued at June 30, 2006 and 2005,
  respectively                                           178,749        174,908
Class B common stock, $.01 par value; 2,000,000
  shares authorized, 775,760 and 776,991 issued
  and outstanding at June 30, 2006 and 2005,
  respectively, each convertible into one share
  of class A common stock                                   7,758         7,770
Additional paid-in capital                             23,718,197    23,377,059
Treasury stock, 199,098 and 181,738 class A common
  shares at cost at June 30, 2006 and 2005,
  respectively.                                          (191,700)     (155,087)

Accumulated deficit                                   (10,470,676)  (14,302,711)
                                                     ____________   ___________

         Total stockholders' equity                    13,242,328     9,101,939
                                                     ____________   ___________
         Total liabilities and stockholders' equity   $21,771,540   $17,895,648
                                                     ============   ===========

                                    -- 8 --

PHC, INC.  AND SUBSIDIARIES

Consolidated Statements of Operations

                                  For the Quarter ended      For the Year Ended
                                        June 30,                     June 30,
                                   2006         2005          2006            2005
                                 __________  __________   ___________  ___________

Revenues:
     Patient care, net           $7,390,561  $ 7,191,314   $27,861,701  $26,087,088
     Pharmaceutical study         1,886,445    1,124,991     5,799,815    4,509,338
     Contract support services    1,134,788      956,555     4,351,576    3,466,832
                                 __________  __________   ___________   ___________

         Total revenues          10,411,794    9,272,860    38,013,092   34,063,258
                                 __________  __________   ___________   ___________
Operating expenses:
     Patient care expenses        3,928,070    3,363,705    14,269,540   12,905,286
     Patient care expenses,
       pharmaceutical               616,435      429,643     2,242,900    1,676,749
     Cost of contract support
       services                     778,040      602,040     2,676,340    2,197,518
     Provision for doubtful
       accounts                     445,613      471,534     1,912,516    1,272,037
     Administrative expenses      3,016,356    2,658,502    11,210,296    9,667,138
     Administrative expenses,
       pharmaceutical               706,298      707,626     2,517,074    2,757,118
                                 __________  __________   ___________   ___________

        Total operating expenses  9,490,812    8,233,050    34,828,666   30,475,846
                                 __________  __________   ___________   ___________

Income from operations              920,982    1,039,810     3,184,426    3,587,412
                                 __________  __________   ___________   ___________

Other income (expense):
     Interest income                 18,855       23,641        68,397       73,176
     Interest expense              (123,743)    (163,031)     (606,893)    (654,871)
                                 __________  __________   ___________   ___________
     Other income, net               32,092       18,700        89,449       76,760
                                 __________  __________   ___________   ___________

       Total other expense, net     (72,796)    (120,690)     (449,047)    (504,935)
                                 __________  __________   ___________   ___________

Income before income taxes          848,186      919,120     2,735,379    3,082,477
Benefit from income taxes        (1,302,311)    (171,892)   (1,096,656)     (73,423)
                                 __________  __________   ___________   ___________

     Net income *               $ 2,150,497  $ 1,091,012   $ 3,832,035   $3,155,900
                                ===========  ===========   ===========    =========
Basic net income per common
  share *                       $ 0.12       $ 0.06        $ 0.21        $ 0.18
                                ===========  ===========   ==========   ===========

Basic weighted average number
  of shares outstanding          18,418,985   17,574,678    18,213,901   17,574,678
                                ===========  ===========   ==========   ===========

Fully diluted net income
  per common share *            $ 0.11       $ 0.06        $ 0.20        $ 0.17
                                ===========  ===========   ==========   ===========
Fully diluted weighted
  average number of shares
  outstanding                    19,252,220   18,364,076    19,105,193   18,364,076
                                ===========  ===========   ==========   ===========

* Includes income from deferred tax benefit of $1,545,200 and $209,392 for the fiscal years ended June 30, 2006 and 2005, respectively.


                                    -- 9 --